UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2010

NBTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 001-31788	No. 11-2228617
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2100 Smithtown Avenue, Ronkonkoma, New York 11779

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 567-9500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

On September 22, 2010, NBTY, Inc., a Delaware corporation (the “Company”), issued a press release announcing that at a special meeting of stockholders of the Company held on September 22, 2010, its stockholders approved the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated July 15, 2010, by and among the Company, Alphabet Holding Company, Inc., a Delaware corporation (“Parent”), and Alphabet Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company. The stockholders of the Company also voted to approve the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies. The special meeting was not adjourned to a later date. The final voting results for each proposal are set forth below:

Proposal 1: Adopt the Merger Agreement

For	Against	Abstain	Broker Non-Votes
50,498,252	165,091	20,941	0

Proposal 2: Adjourn the Special Meeting

For	Against	Abstain	Broker Non-Votes
47,777,212	2,883,865	23,207	0

Following the approval of the proposal to adopt the Merger Agreement by the stockholders of the Company, all conditions to the closing of the Merger set forth in the Merger Agreement have been satisfied (other than those conditions to be satisfied by action taken by the parties at the closing). Under the Merger Agreement, Parent is obligated to consummate the Merger upon completion of the twenty day marketing period for debt financing, which will commence on September 23, 2010, but it is the Company’s expectation that the Merger could be completed as soon as the beginning of October 2010.

A copy of the press release issued by the Company regarding the results of the stockholder vote at the special meeting of stockholders of the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated September 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NBTY, INC. (Registrant)

Date: September 22, 2010	By:	/s/ Harvey Kamil

	Name:	Harvey Kamil
	Title:	President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated September 22, 2010